Exhibit 3.27
ARTICLES OF ORGANIZATION
OF RYAN’S RESTAURANT LEASING COMPANY, LLC
          The undersigned organizer, being a natural person 18 years of age or older, in order to form a limited liability company under Minnesota Statutes, Chapter 322B, hereby adopts the following Articles of Organization.
ARTICLE I
Name
          The name of this Company is Ryan’s Restaurant Leasing Company, LLC.
ARTICLE II
Registered Office Address
          The registered office of the Company is located at 1460 Buffet Way, Eagan, Minnesota, 55121.
ARTICLE III
Name/Address of Organizer
          The name and address of the organizer of this Company is as follows:

Jason A. Greff
Buffets, Inc.
1460 Buffet Way
Eagan, MN 55121
(651)365-2706
ARTICLE IV
Term
          Unless dissolved earlier according to law, this Company shall have a perpetual existence from and after the date these Articles of Organization are filed with the Minnesota Secretary of State.
ARTICLE V
Cumulative Voting
          No member of this Company shall have cumulative-voting rights.
ARTICLE VI
No Preemptive Rights
          No member of this Company shall have preemptive rights as provided in Minnesota Statutes, Section 322B.33.

ARTICLE VII
Action by Board of Governors
          Any action required or permitted to be taken at a meeting of the Board of Governors of this Company not needing approval by the members may be taken by written action signed by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors are present, The names of the initial Governors of this Company shall be R. Michael Andrews, Jr. and H. Thomas Mitchell.
ARTICLE VIII
Limitation on Liability
          No governor of this Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty by such governor as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law (i) for any breach of the governor’s duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 322B.56 or 80A.23 of the Minnesota Statues, (iv) for any transaction from which the governor derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article, No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor of the Company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.
          IN WITNESS WEREOF, I have hereunto set my hand this 9th day of November, 2006.

/s/ Jason A. Greff
By: Jason A. Greff
Its: Organizer